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                                                               February 19, 1998

               Walter A. Gubert elected vice chairman and director

         J.P. Morgan & Co. Incorporated announced today that Walter A. Gubert has been elected a vice chairman of the firm and member of its Board of Directors, effective March 1, 1998.

         Mr. Gubert, 50, is currently worldwide head of J.P. Morgan's investment banking group, a position he will retain in addition to his new duties as a vice chairman and director.

         "For nearly 25 years, Walter Gubert has served Morgan and our clients around the world with distinction --providing strong leadership, respected counsel, and a truly international perspective," said J.P. Morgan Chairman Douglas A. Warner. "In recent years, Walter's prominent role in helping to build our global investment banking business has helped place Morgan among the preeminent players in the industry," he added.

         Mr. Gubert has held senior roles in many of the firm's major business groups since joining Morgan in 1973. He began his career as a European chemicals analyst based in the firm's Paris office. In 1977 he moved to London, where he took charge of Morgan's London-based Treasury Management Advisory group, covering Europe and the Asia-Pacific region. And in 1981 he relocated to New York, where he headed Morgan's capital markets activities in the United States. Mr. Gubert returned to London in 1987 to head J.P. Morgan Securities Ltd., the firm's London-based securities company for European and Asian securities activities. He was then named head of Morgan's London office in 1989, and in 1991 he was appointed Morgan's senior executive for Europe, the Middle East, and Africa. In recent years Mr. Gubert has played a key role in building Morgan's M&A and strategic advisory capabilities.

         Born in Merano, Italy, Mr. Gubert graduated from the University of Florence in 1970 with a doctorate in law. In 1973 he graduated from INSEAD in Fontainebleau, France.

         J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.

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